                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 8-K/A
                                (Amendment No. 1)

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                 August 27, 1997
       -----------------------------------------------------------------
                Date of Report (Date of earliest event reported)


                           Video Services Corporation
       -----------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
       -----------------------------------------------------------------
                 (State or other jurisdiction of incorporation)

                                    000-23388
       -----------------------------------------------------------------
                            (Commission file number)

                                   13-3735647
       -----------------------------------------------------------------
                        (IRS Employer Identification No.)

                               240 Pegasus Avenue
                           Northvale, New Jersey 07647
       -----------------------------------------------------------------
                    (Address of principal executive offices)

                                 (201) 767-1000
       -----------------------------------------------------------------
              (Registrant's telephone number, including area code)



       -----------------------------------------------------------------
          (Former name or former address, if changed since last report)

      Item 7 of the Registrant's current report on Form 8-K dated September 4, 1997 is hereby amended in its entirety to read as follows:

Item 7.  Financial Statements and Exhibits.

      (a) Financial Statements of Business Acquired. The consolidated financial statements of Video Services Corporation and its Subsidiaries as of June 30, 1996 and 1997 and for the years ended June 30, 1995, 1996 and 1997 begin at page F-1.

      (b)   Pro Forma Financial Information of Business Acquired.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

      On August 27, 1997, Video Services Corporation ("Video") merged with and into International Post Limited ("IPL") with IPL as the surviving corporation for legal purposes. At the effective time of the merger, IPL changed its name to Video Services Corporation (herein referred to as "The Company After the Merger"). The merger was accounted for as a reverse acquisition whereby the pre-merger financial statements of Video became the historical financial statements of the successor. As such, the net assets of IPL have been recorded at fair value and Video's pre-merger stockholders' equity has been retroactively restated for the equivalent number of shares of common stock of The Company After the Merger which were received by its stockholders in the merger, with differences between the par value of the IPL common stock and the Video common stock recorded as an adjustment to the paid-in capital of The Company After the Merger. An aggregate of 7,011,349 shares of common stock of The Company After the Merger were issued to Video's stockholders in the merger (plus an additional 212,096 shares of common stock which were issued to replace an equal number of shares of IPL common stock owned by Video which were canceled upon the merger). Such shares in the aggregate represented approximately 54.6% of the outstanding shares of Common Stock immediately after the merger.

      In connection with, and as a condition to, the merger, immediately prior to the merger, Video's Diversified Products segment was spun-off to Video's stockholders in a non-cash dividend and the net assets of MAL Partners and L.I.M.A. Partners, two real estate partnerships owned by the principal stockholders of Video, were incorporated and, in connection therewith, contributed to Video in the form of a capital contribution.

      Also, in connection with the merger, The Company After the Merger refinanced all of IPL's and Video's long-term indebtedness (excluding capital lease obligations, Video's mortgage payable, IPL's subordinated debt and IPL's note payable with Cognitive Communications, LLC), including lines of credit, with a $33 million term loan and a $17 million revolving line of credit. The Diversified Products spin-off, debt refinancing and contribution of the two real estate partnerships are collectively referred to as the "related transactions."

      The following unaudited pro forma condensed combined balance sheet as of June 30, 1997 presents the financial position of The Company After the Merger assuming the merger and the related transactions occurred as of June 30, 1997. Assumptions necessary to reflect these transactions and to restate historical combined balance sheets are presented in the "Pro Forma Adjustments" column, which are further described below and in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

      The following unaudited pro forma condensed combined statement of income for the year ended June 30, 1997 presents the results of operations of The Company After the Merger assuming the merger and the related transactions occurred as of July 1, 1996. Assumptions necessary to reflect these transactions and to restate historical combined results of operations are presented in the "Pro Forma Adjustments" column, which are further described below and in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

      In the opinion of The Company After the Merger's management, all adjustments necessary to present fairly such pro forma condensed combined financial statements have been made. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the actual results of operations that would have occurred had the merger and the related transactions been consummated as of the dates indicated above or of operating results that may be obtained in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and the historical consolidated financial statements and notes thereto of IPL filed on Form 10-K and of Video included herein, respectively.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               AS OF JUNE 30, 1997
                                 (IN THOUSANDS)

                                                                                  "COMPANY
                                                                                    AFTER
                                                                PRO FORMA        THE MERGER"
                                     VIDEO(a)     IPL(a)       ADJUSTMENTS        PRO FORMA
                                     --------     ------       -----------        ---------

       ASSETS
Current assets:
  Cash and cash equivalents        $   390      $    154      $    (13)(b)        $   531
  Accounts receivable, net           6,173         9,699          (108)(c)         15,821
                                                                    57 (b)
  Inventories                          688           421            --              1,109
  Costs and estimated earnings
    in excess of billings on
    uncompleted contracts              363            --            --                363
  Prepaid expenses and other
    current assets                     574           864            37(b)           1,475
  Deferred taxes                       674           479           460(d)           1,613
                                   -------       -------      --------            -------
Total current assets                 8,862        11,617           433             20,912
Fixed assets, net                    5,852        28,479         3,224(b)          37,555
Excess of cost over fair
  value of net assets
  acquired, net                         --        22,240        19,168 (e)         19,168
                                                               (22,240)(e)
Deferred income taxes                  622         1,759                            2,381
Receivable from affiliates           1,192                      (1,192)(b)             -
Receivable from officers               211            --          (211)(f)             -
Other assets                         3,428         2,453          (205)(g)          1,914
                                                                (2,539)(h)
                                                                   528 (b)
                                                                (1,336)(f)
                                                                  (415)(n)
Net assets to be disposed              634            -           (634)(f)             -
                                   -------       -------      --------            -------
Total assets                       $20,801       $66,548      $ (5,419)           $81,930
                                   =======       =======      ========            =======

LIABILITIES AND STOCKHOLDERS'
  EQUITY

Current liabilities:
  Accounts payable and
    accrued expenses               $ 7,812      $  4,964      $ (3,500)(h)(m)     $10,140
                                                                   961 (h)
                                                                (1,171)(m)
                                                                 1,149 (i)
                                                                  (108)(c)
                                                                    33 (b)
  Billings in excess of costs
    and estimated earnings
    on uncompleted contracts           462            --            --                462
  Current portion of long-
    term debt                          149         4,245           261 (b)          4,119
                                                                (3,536)(m)
                                                                 3,000 (h)(m)
  Taxes payable                                      335            --                335
  Other current liabilities          1,789            -             25 (b)          1,814
                                   -------       -------      --------            -------
Total current liabilities           10,212         9,544        (2,886)            16,870

                                                                             "COMPANY
                                                                               AFTER
                                                           PRO FORMA        THE MERGER"
                                 VIDEO(a)      IPL(a)     ADJUSTMENTS        PRO FORMA
                                 --------      ------     -----------        ---------

Long-term debt                      5,330       21,010        3,357 (b)         34,904
                                                            (24,793)(m)
                                                             30,000 (h)(m)
Subordinated debt                      --        5,268           --              5,268
Deferred taxes payable              2,017                       258 (b)          2,275
Payable to affiliates                  --           --          103 (b)            103
Other liabilities                     509        1,639           65 (b)          2,048
                                                               (165)(n)
                                  -------      -------     --------            -------
Total liabilities                  18,068       37,461        5,939             61,468
Stockholders' equity:
  Common stock                        103           62          (62)(j)            132
                                                                 29 (j)
  Paid-in capital                     419       24,979      (24,979)(j)         21,761
                                                                (29)(j)
                                                             21,172 (j)
                                                                199 (i)
  Retained earnings (deficit)       2,211        4,046       (4,046)(j)         (1,431)
                                                             (1,461)(b)
                                                               (634)(f)
                                                               (211)(f)
                                                             (1,336)(f)
                                  -------      -------     --------            -------
Total stockholders' equity          2,733       29,087      (11,358)            20,462
                                  -------      -------     --------            -------
                                  $20,801      $66,548     $ (5,419)           $81,930
                                  =======      =======     ========            =======


                             See accompanying notes.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                        FOR THE YEAR ENDED JUNE 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                             "COMPANY
                                                                               AFTER
                                                                            THE MERGER"
                                                            PRO FORMA      CONSOLIDATED
                                  VIDEO(a)     IPL(a)      ADJUSTMENTS       PRO FORMA
                                  --------     ------      -----------       ---------
 Revenues:
   Sales                           $15,130     $    --      $ (392)(k)       $ 14,738
   Services                          9,979      52,387        (208)(k)         62,158
   Rentals                           2,501          --          (7)(k)          2,494
                                   -------     -------      ------            -------
                                    27,610      52,387        (607)            79,390
 Cost:
   Cost of sales                    11,641          --        (314)(k)         11,327
   Cost of services                  4,822      27,682        (208)(k)         32,296
   Cost of rentals                     809          --          (7)(k)            802
                                   -------     -------      ------            -------
                                    17,272      27,682        (529)            44,425

 Depreciation expenses               1,807       7,239         (26)(k)
                                                               161(b)           9,181
                                   -------     -------      ------            -------
 Gross profit                        8,531      17,466        (213)            25,784
 Selling, general and
   administrative expenses           6,764      13,715        (574)(i)         19,289
                                                               (84)(l)
                                                               601 (b)
                                                            (1,133)(b)
 Amortization of other assets           17       1,198         767 (e)            984
                                                                44 (b)
                                                            (1,042)(e)
                                   -------     -------      ------            -------
 Operating income from
   continuing operations             1,750       2,553       1,208              5,511
 Other (expense) income:
   Interest expense                   (517)     (2,273)       (352)(b)         (3,389)
                                                             2,218 (m)
                                                            (2,465)(m)
   Other                               592         (12)                           580
                                   -------     -------      ------            -------
 Income before income taxes
   and discontinued operations       1,825         268         609              2,702

 Income tax expense                    187       1,016         133 (d)          1,336
                                   -------     -------      ------            -------
 Income (loss) from continuing
   operations                      $ 1,638     $  (748)     $  476            $ 1,366
                                   =======     =======      ======            =======
 Income (loss) from continuing
   operations per common share     $  0.23     $ (0.12)                       $  0.10
                                   =======     =======                        =======
Number of shares used in
  calculating income (loss) from
  continuing operations per
  common share                       7,223       6,227        (212)(g)         13,238
                                   =======     =======                       ========


                             See accompanying notes.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                 (IN THOUSANDS)

(a) The pro forma information has been prepared using the historical consolidated financial statements of IPL for the year ended July 31, 1997 included in IPL's annual report on Form 10-K for such year filed with the Securities and Exchange Commission, including certain reclassifications to conform to Video's presentation, and the historical consolidated financial statements of Video for the year ended June 30, 1997 included herein.

(b) Pursuant to the merger agreement, the principal stockholders of Video contributed by merger (the "Contribution") to Video the stock of two (2) Subchapter S corporations holding all of the general and limited partnership interests in MAL Partners ("MAL") and L.I.M.A. Partners ("LIMA"), which partnerships owned real estate and equipment which was leased solely to Video and IPL. The Contribution, which represents a transfer between entities under common control, has been recorded at the lower of historical amortized cost or fair value.

      Balance Sheet--The Subchapter S corporations, through their ownership of LIMA and MAL, had combined assets of $3,833, consisting of cash and cash equivalents ($-13), net accounts receivable ($57), prepaid expenses and other current assets ($37), buildings, satellite equipment and land ($3,224), and other long-term assets ($528). The Subchapter S corporations' combined liabilities consisted of amounts due Video ($1,192), accounts payable and accrued expenses ($33), mortgage obligations ($3,618) other current liabilities ($25) deferred taxes payable ($258), payable to affiliates ($103), other liabilities ($65) and stockholders' deficiencies of $1,461.

      Statement of Income--IPL and Video recorded aggregate rent expense which was paid to the Subchapter S corporations of $1,133, for the year ended June 30, 1997. Rent expense payable to the Subchapter S corporations will no longer be incurred as a result of the contribution and the merger and will instead be replaced by depreciation, interest and selling, general and administrative expenses incurred by the Subchapter S corporations. Depreciation expense of $161 for the year ended June 30, 1997, has been recorded with respect to the real estate owned by the Subchapter S corporations. Amortization expense of $44 for the year ended June 30, 1997, has been recorded with respect to the capital leases of the Subchapter S corporations. The Subchapter S corporations incurred interest expense and selling, general and administrative expenses of $352 and $601 for the year ended June 30, 1997, which has also been recorded in the unaudited pro forma condensed combined financial statements.

(c)   To eliminate receivables and payables between Video and IPL.

(d)   To record the tax impact of pro forma adjustments.

(e) To record the excess of cost over the fair value of the net assets of IPL. The excess cost over the fair value of the acquired net assets will be amortized over 25 years.

      The purchase price and allocation of the purchase price is as follows:

            Consideration (6,227 shares of IPL's
              Common Stock at $3.40 per share based
              upon the fair market value of IPL's
              Common Stock over a five day period before
              and after Video and IPL announced the transaction and
              agreed on the purchase price                                             $21,172
            Transaction costs                                                            3,500
            Severance pay for terminated employees
              of IPL                                                                       960
            Stock option component of severance package                                    199
            Loss on sublease                                                               189
            Other                                                                          205
            Tax impact of purchase accounting adjustments                                 (460)
            IPL unamortized gain on interest rate swap                                    (165)
                                                                                       -------

            Purchase price                                                              25,600
            Net assets of IPL as of July 31, 1997                       $ (29,087)
            Excess of cost over fair value of
               net assets acquired of IPL
               as of July 31, 1997                                         22,240
            IPL unamortized deferred financing costs as
               of July 31, 1997                                               415
            Identifiable net tangible assets
              of IPL                                                                    (6,432)
                                                                                       -------
            Excess of cost over fair value of net assets
              acquired                                                                 $19,168
                                                                                       =======

      The historical carrying value as of June 30, 1997 of identifiable tangible assets and liabilities of IPL are assumed to approximate fair value.

(f) In connection with the merger, Video spun-off certain operations and assets to its stockholders. On January 2, 1997, management of Video, who had the authority to approve the action, committed Video to a formal plan to discontinue the operations of its Diversified Products segment. The Diversified Products segment principally provides professional and industrial videotape duplication and blank videotape distribution. This entry records the spin-off to the stockholders of Video of the net assets of the Diversified Products segment and approximately $211 and $1,336 of receivables from officers and net cash value of officers' life insurance, respectively.

(g) The merger agreement required the cancellation and reissuance of $205 of Common Stock (212 shares) held by Video upon the merger.

(h) In connection with the merger, Video and IPL incurred approximately $3,500 in transaction costs, of which approximately $2,500 was recorded through June 30, 1997, consisting primarily of legal, accounting, printing and investment banking fees which were paid using proceeds from the refinancing. See Note (m) below.

(i) In connection with the merger, the chief executive officer and chief financial officer of IPL (the "CEO" and "CFO," respectively) are no longer employed by The Company After the Merger. The CEO, however, became a non-employee director (i.e., the Vice Chairman) of The Company After the Merger. The CEO and CFO have received severance packages aggregating $551 (net present value) payable over the next 3 years. In addition, as part of the CEO's severance package, the Video stockholders granted to the CEO, on a pro rata basis, options to purchase an aggregate of 75,000 shares of The Company After the Merger's common stock issued in the merger at an exercise price of $0.75 per share. Such options vested immediately. Such severance amounts have been recorded as purchase accounting adjustments. The CEO and CFO were paid compensation of $262 and $141 for the year ended June 30, 1997. Video has employed a new CFO, for annual compensation of $175. Video also reviewed current facilities utilized by Video and IPL and has determined that IPL's facilities for which $75 was incurred for the year ended June 30, 1996, were duplicative. Video also identified six duplicative administrative employees of IPL who were terminated after the Merger. The identified personnel, who were paid $274 for the year ended June 30, 1997, received severance benefits of two weeks pay based upon an IPL severance plan. Video also identified two individuals of certain IPL facilities who were terminated in connection with the merger. The identified personnel will be paid $400 as severance. Video committed itself to vacate the duplicative IPL facility and terminate the identified IPL personnel and accordingly recorded a reserve for loss on sublease of $189 and a reserve for severance costs of $9 as of June 30, 1997.

(j) Pursuant to the merger agreement, Video merged with IPL through the conversion and exchange of all of the shares of Video common stock for shares of common stock of The Company After the Merger, thus making Video the acquiree and IPL the acquiror for legal purposes. However, because, pursuant to the merger agreement, the Video stockholders, upon the consummation of the merger, held approximately 54.6% of the outstanding common stock, appointed a majority of the Board and supplied a majority of key management personnel of The Company After the Merger, the merger was accounted for as a "reverse acquisition." IPL was therefore designated the acquiree and Video the acquiror for accounting purposes. As such, the net assets of IPL were recorded at fair value and the pre-merger financial statements of Video became the historical financial statements of The Company After The Merger. In addition, pre-merger stockholders' equity and earnings per share were retroactively restated for the equivalent number of shares received by Video's stockholders in the merger, with differences between the par value of IPL's and Video's common stock recorded as an adjustment to the paid-in capital of The Company After The Merger.

(k) To eliminate intercompany sales between Video and IPL and depreciation expense related to the profit on equipment purchased by IPL from Video.

(l) In connection with the merger, one of the principal stockholders of Video is no longer employed by The Company After The Merger. This stockholder received a salary of $144 from one of the Subchapter S corporations contributed to Video (see Note (b) above) in the year ended June 30, 1997. This stockholder has been retained as a consultant by The Company After The Merger for one year at a monthly fee of $5.

(m) Simultaneously with the closing of the merger, The Company After the Merger refinanced all of IPL's and Video's outstanding long-term indebtedness (other than capital leases aggregating approximately $1,571 and $72 for IPL and Video, respectively, Video's mortgage payable at $517, IPL's note payable to Cognitive Communications LLC of $245 and $5,268 of IPL's subordinated debt, all of which remained outstanding), including lines of credit with $33,000 term loan and a five year $17,000 revolving line of credit (collectively, the "Facility"). The Facility bears interest at a) KeyBank's prime rate less 1% or b) LIBOR plus a number of basis points based upon the Company's leverage ratio (funded debt divided by EBITDA), which is initially LIBOR plus 1.75%. The Company After the
      Merger has the option to choose the applicable interest rate. Principal payments of $1,000 per quarter in respect of the term loan portion of the Facility will be due beginning December 31, 1997. Such quarterly principal payments will increase to $1,250 per quarter on December 31, 1998, increase to $1,750 per quarter on December 31, 1999 and then further increase to $2,000 per quarter on September 30, 2001 with a balloon payment of $3,750 in respect of the term loan portion of the Facility due on September 30, 2002. The Facility is secured by all of the assets of the Company After the Merger and its subsidiaries. No significant gain or loss resulted from the refinancing. In addition to refinancing the $28,329 of Video and IPL debt outstanding at June 30, 1997, the funds borrowed were utilized to pay transaction costs ($3,500) and for other working capital purposes ($1,171). The term loan has been classified as current ($3,000) and long-term ($30,000) based upon stated repayment terms. The calculation of pro forma interest expense on the new debt is as follows:

            Term Loan                                                    $33,000

            30 day LIBOR rate at June 30, 1997 (5.72%) plus 1.75%           7.47%
                                                                         ------

            Annual interest expense excluding interest expense
              for capital leases                                         $ 2,465
                                                                         =======

            Fiscal 1997 annual interest expense refinanced,
              excluding amounts pertaining to capital leases,
              Video's mortgage payable, Cognitive Communications
              note payable and interest on the subordinated debt,
              respectively                                               $ 2,218
                                                                         =======

(n) To account for IPL's deferred gain relating to an interest rate swap agreement ($165) and deferred financing costs ($415) both of which pertained to debt which was refinanced in connection with the merger (see note m).

(c)   Exhibits.

      2.1 Agreement and Plan of Merger, dated as of June 27, 1997, among International Post Limited, Video Services Corporation and Louis H. Siracusano, Arnold P. Ferolito and Donald H. Buck (incorporated by reference to Exhibit 10.57 to Current Report on Form 8-K (File No. 000-23388) filed with the Securities and Exchange Commission on July 8, 1997).

      16.1 Arthur Anderson LLP letter re change in certifying accountant (incorporated by reference to Exhibit 16.1 to Current Report on Form 8-K (File No. 000-23388) filed with the Securities and Exchange Commission on September 4, 1997).

      23.1  Consent of Ernst & Young LLP.

      99.1 Press Release announcing the completion of the merger (incorporated by reference to Exhibit 99.1 to Current Report on Form 8-K (File No. 000-23388) filed with the Securities and Exchange Commission on September 4, 1997).

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          VIDEO SERVICES CORPORATION
                                               (REGISTRANT)


Date: November 7, 1997                    By: \s\ Louis H. Siracusano
                                               -----------------------------
                                               Louis H. Siracusano
                                               President and
                                               Chief Executive Officer
                                               and Chief Operating Officer

                                       Audited Consolidated Financial Statements

                                     Video Services Corporation and Subsidiaries

                                           As of June 30, 1996 and 1997
                            and for the years ended June 30, 1995, 1996 and 1997

                   Video Services Corporation and Subsidiaries

                    Audited Consolidated Financial Statements

                         As of June 30, 1996 and 1997
              and for the years ended June 30, 1995, 1996 and 1997





                                    CONTENTS

Report of Independent Auditors.............................................  F-1

Consolidated Balance Sheets................................................  F-2

Consolidated Statements of Operations......................................  F-3

Consolidated Statements of Stockholders' Equity............................  F-4

Consolidated Statements of Cash Flows......................................  F-5

Notes to Consolidated Financial Statements.................................  F-6

                         Report of Independent Auditors


Board of Directors and Stockholders
Video Services Corporation and Subsidiaries

      We have audited the accompanying consolidated balance sheets of Video Services Corporation and Subsidiaries as of June 30, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Video Services Corporation and Subsidiaries at June 30, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.
                                          /s/ Ernst & Young LLP
                                          --------------------------
                                          Ernst & Young LLP

White Plains, New York
September 12, 1997

                   Video Services Corporation and Subsidiaries


                           Consolidated Balance Sheets


                                                                     JUNE 30,
                                                                 1996       1997
                                                             ----------------------
                                                             (Dollars In Thousands)
ASSETS
Current Assets:
  Cash and cash equivalents...............................   $    520   $    390
  Accounts receivable, net................................      4,900      6,173
  Inventories.............................................        312        688
  Costs and estimated earnings in excess of billings on
     uncompleted contracts................................        416        363
  Prepaid expenses and other current assets...............        341        574
  Deferred taxes..........................................        594        674
                                                              -------    -------
Total current assets......................................      7,083      8,862

Fixed assets, net.........................................      5,096      5,852
Receivable from affiliates................................      1,739      1,192
Receivable from officers..................................        326        211
Other assets..............................................      1,886      3,428
Deferred taxes............................................          -        622
Net assets to be disposed.................................      1,542        634
                                                              -------    -------
Total assets..............................................    $17,672    $20,801
                                                              =======    =======



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses...................   $  5,244   $  7,812
  Billings in excess of costs and estimated
     earnings on uncompleted contracts....................        921        462
  Notes payable...........................................        956          -
  Current portion of long-term debt.......................      1,362        149
  Taxes payable...........................................        258          -
  Other current liabilities...............................      1,270      1,789
                                                              -------    -------
Total current liabilities                                      10,011     10,212

Long-term debt............................................      2,140      5,330
Deferred and other taxes payable..........................      2,475      2,017
Other liabilities.........................................        391        509
                                                              -------    -------
Total liabilities.........................................     15,017     18,068

Stockholders' equity
Common stock, no par value:
Authorized 7,500,000 shares,
issued and outstanding 2,678,162 shares...................        103        103
Paid-in capital...........................................        291        419
Retained earnings.........................................      2,261      2,211
                                                              -------    -------
Total stockholders' equity................................      2,655      2,733
                                                              -------    -------
                                                              $17,672    $20,801
                                                              =======    =======


See accompanying notes.

                   Video Services Corporation and Subsidiaries

                      Consolidated Statements of Operations

                                                       YEARS ENDED JUNE 30,
                                                   1995       1996        1997
                                              ------------------------------------
                                              (In Thousands, except per share data)
 Revenues:
 Sales......................................     $9,289     $18,258    $15,130
 Services...................................      7,779       9,241      9,979
 Rentals....................................      2,371       2,241      2,501
                                                 ------      ------     ------
                                                 19,439      29,740     27,610

 Costs:
 Cost of sales..............................      7,653      14,512     11,641
 Cost of services...........................      3,752       4,643      4,822
 Cost of rentals............................        589         536        809
                                                 ------      ------     ------
                                                 11,994      19,691     17,272

 Depreciation expense.......................      1,517       1,608      1,807
                                                 ------      ------     ------

 Gross profit...............................      5,928       8,441      8,531

 Selling, general and administrative expenses     5,326       6,009      6,764
 Amortization of other assets...............        112          45         17
                                                 ------      ------     ------
 Operating income from continuing operations        490       2,387      1,750

 Other (expense) income:
 Interest expense...........................       (465)       (485)      (517)
 Other income...............................        198          97        592
                                                 ------      ------     ------
 Income before income taxes and discontinued
    operations..............................        223       1,999      1,825

 Income tax  expense........................          -         787        187
                                                 ------      ------     ------
 Income from continuing operations..........        223       1,212      1,638

 Discontinued operations:
 Loss from operations of Diversified Products
    segment (less applicable income tax
    benefit of $--, $248 and $380)..........       (74)       (388)      (776)
 Estimated loss on disposal of Diversified
    Products segment (less applicable income
    tax benefit of $447)....................         -           -       (912)
                                                 ------      ------     ------
 Net income (loss)..........................     $  149      $  824     $  (50)
                                                 ======      ======     ======

 Income from continuing operations per share     $  .08      $  .46     $  .61
 Loss from discontinued operations per share       (.03)       (.15)      (.63)
                                                 ------      ------     ------
 Net income (loss) per share                     $  .05      $  .31     $ (.02)
                                                 ======      ======     ======
 Weighted average number of shares
   outstanding                                    2,640       2,659      2,678
                                                 ======      ======     ======


See accompanying notes.

                   Video Services Corporation and Subsidiaries

                 Consolidated Statements of Stockholders' Equity




                                     Common Stock    Paid-In   Retained
                                  -----------------
                                    Shares   Amount  Capital   Earnings     Total
                                  ---------  ------  -------   --------    -------
                                                 (Dollars In Thousands)
Balance at June 30, 1994 .....    2,640,162    $ 84    $291    $ 1,288     $ 1,663
Net income ...................            -       -       -        149         149
                                  ---------    ----    ----    -------     -------
Balance at June 30, 1995 .....    2,640,162      84     291      1,437       1,812
Issuance of Common Stock .....       38,000      19       -          -          19
Net income ...................            -       -       -        824         824
                                  ---------    ----    ----    -------     -------
Balance at June 30, 1996 .....    2,678,162     103     291      2,261       2,655
Issuance of consultant
  compensatory stock options .            -       -     128          -         128
Net loss .....................            -       -       -        (50)        (50)
                                  ---------    ----    ----    -------     -------
Balance at June 30, 1997 .....    2,678,162    $103    $419    $ 2,211     $ 2,733
                                  =========    ====    ====    =======     =======



See accompanying notes.

                   Video Services Corporation and Subsidiaries

                      Consolidated Statements of Cash Flows


                                                               YEARS ENDED JUNE 30,
                                                         1995           1996           1997
                                                       -------        -------        -------
                                                                  (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss) ..............................       $   149        $   824        $   (50)
Adjustments to reconcile net income to net
  cash provided by continuing operations:
   Depreciation ................................         1,821          1,868          2,015
   Amortization of other assets ................           143             46             18
   Issuance of consultant compensatory stock
     options....................................             -              -            128
   Loss on disposal of discontinued operations..             -              -            823
   Gain (loss) on sale of equipment ............          (471)          (351)            27
   Deferred income taxes .......................             -            411           (103)
   Provision for bad debts .....................            54            133             76
   (Increase) decrease in operating assets:
     Accounts receivable .......................        (1,560)        (1,488)        (1,057)
     Inventories ...............................           275           (369)          (404)
     Costs and estimated earnings in excess of
      billings on uncompleted contracts ........          (164)          (252)            53
     Prepaid expenses and other assets .........          (597)          (399)        (1,663)
     Increase (decrease) in operating
      liabilities: .............................           544          2,277          2,674
     Accounts payable and accrued expenses
     Billings in excess of costs and estimated..
      earnings on uncompleted contracts ........           200              5           (459)
     Other liabilities .........................            87           (754)        (1,007)
                                                       -------        -------        -------
Net cash provided by continuing operations .....           481          1,951          1,071

INVESTING ACTIVITIES
Additions to fixed assets ......................        (1,477)        (2,970)        (3,053)
Proceeds from disposal of fixed assets .........           594            380             99
(Increase) decrease in obligations from
affiliates .....................................          (519)          (581)           562
                                                       -------        -------        -------
Net cash used in investing activities ..........        (1,402)        (3,171)        (2,392)

FINANCING ACTIVITIES
Proceeds from issuance of stock ................             -             19              -
Proceeds from borrowings .......................         3,292          1,663          4,159
Repayments of borrowings .......................        (2,423)        (1,237)        (2,968)
                                                       -------        -------        -------
Net cash provided by financing activities ......           869            445          1,191
                                                       -------        -------        -------
Net decrease in cash ...........................           (52)          (775)          (130)
Cash and cash equivalents at beginning of year..        1,347          1,295            520
                                                       -------        -------        -------
Cash and cash equivalents at end of year .......       $ 1,295        $   520        $   390
                                                       =======        =======        =======


See accompanying notes.

                   Video Services Corporation and Subsidiaries

                   Notes to Consolidated Financial Statements
                             (Dollars In Thousands)

                          As of June 30, 1996 and 1997
              and for the years ended June 30, 1995, 1996 and 1997




1. ORGANIZATION AND PRESENTATION

      Video Services Corporation, through its wholly-owned subsidiaries (hereinafter collectively referred to as the "Company"), operates primarily in the United States and is a leading provider of value-added Video Services to a diverse base of customers within the television network, cable and syndicated programming markets. See Note 12 for additional segment information. All significant intercompany accounts and transactions have been eliminated.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

      Revenue from the sale of equipment and services is recorded at the time of shipment of equipment or the completion of services for the customer. Revenue from long-term contracts is recognized under the percentage-of-completion method, under which method the Company recognizes revenues based on the ratio that incurred costs bear to estimated total completion costs. Provision is made currently for estimated losses, if any, on uncompleted contracts.

                   Video Services Corporation and Subsidiaries

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FIXED ASSETS

      Property and equipment are recorded at cost and depreciated predominantly by the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the underlying lease. Estimated useful lives by class of assets are as follows:

              Machinery and equipment             3 - 10 years

              Equipment held for rental           3 - 10 years

              Furniture and fixtures              3 - 10 years

              Leasehold improvements              3 - 14 years

              Transportation equipment            3 - 7 years

      Repairs and maintenance are charged to expense as incurred. Expenditures that result in the enhancement of the value of the facilities involved are treated as additions to property and equipment. Cost of property and equipment disposed of and accumulated depreciation thereon are removed from the related accounts, and gain or loss, if any, is recognized.

      Property and equipment of the Company are reviewed for impairment whenever events or circumstances indicate that the asset's undiscounted expected cash flows are not sufficient to recover its carrying amount. The Company measures an impairment loss by comparing the fair value of the asset to its carrying amount. Fair value of an asset is calculated as the present value of expected future cash flows.

INVENTORIES

      Inventories of system components and equipment are valued at the lower of specific cost or market; tape stock is valued at the lower of average cost or market.

INCOME TAXES

      The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes".

      The Company uses different methods of accounting for financial reporting and tax purposes, principally through the utilization of accelerated depreciation methods for income tax purposes, certain valuation allowances and net operating loss carryforwards; accordingly, deferred taxes are provided on the basis of such differences.

                   Video Services Corporation and Subsidiaries

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL

      In connection with the acquisition of a subsidiary, the Company recorded goodwill of $554, which is being amortized over 40 years and is included in other assets on the accompanying balance sheets, net of accumulated amortization of $91 and $105 at June 30, 1996 and 1997, respectively.

INVESTMENTS

      Investments consist of unregistered common stock of International Post Limited ("IPL"), a publicly-traded company, and are carried at cost. See Notes 8 and 19.

CUSTOMER CONCENTRATIONS

      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The Company conducts most of its operations in the video industry. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. Management believes it has reasonably estimated losses from uncollectible receivables. The Company had sales to two individual Systems and Products segment customers in 1996 and to one Systems and Products segment customer in 1997 in excess of 10% of consolidated 1996 and 1997 revenues, respectively. Sales to such customers aggregated 30% and 15% of 1996 and 1997 revenues, respectively.

CASH AND CASH EQUIVALENTS

      The Company considers cash and cash equivalents to include all highly liquid investments with a maturity of three months or less at the date of purchase.

      Cash equivalents at June 30, 1996 and 1997 of $131 and $34, respectively are used to collateralize a standby letter of credit, related to an operating lease.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable, and other accrued liabilities approximate fair value due to the short maturity of these items. The carrying amount of the amounts due under the line of credit approximate fair value because the interest rates vary with market interest rates. The carrying amount of long-term debt approximates fair value based on prevailing interest rates.

NET INCOME (LOSS) PER SHARE

      Net income (loss) per share has been computed using the weighted average number of shares outstanding during each period.

                   Video Services Corporation and Subsidiaries

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1997 the Financial Accounting Standards Board issued FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." Statement 131 requires that segment data be disclosed based on how management makes decisions about allocating resources to segments and measuring their performance. While the Company is studying the application of the disclosure provisions, it does not expect this statement to materially affect its financial position or results of operations. This Statement will become effective for the fiscal year ending June 30, 1999.

3. ACCOUNTS RECEIVABLE

                                                                             JUNE 30,
                                                                      1996            1997
                                                                    --------        --------

      Accounts receivable, trade ............................       $  3,806        $  4,720
      Contract receivables billed:
            Uncompleted contracts ...........................            694           1,738
            Completed contracts .............................            580              17
                                                                    --------        --------
                                                                       5,080           6,475
      Less: allowance for doubtful accounts .................            180             302
                                                                    --------        --------
                                                                    $  4,900        $  6,173
                                                                    ========        ========

4. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                                            JUNE 30,
                                                                      1996            1997
                                                                    --------        --------

Costs incurred on uncompleted contracts to date .............       $ 12,216        $  8,758
Estimated earnings to date ..................................          2,827           1,167
                                                                    --------        --------
                                                                      15,043           9,925
Less:  billings to date .....................................         15,548          10,024
                                                                    --------        --------
Billings in excess of costs and estimated
    earnings on uncompleted contracts .......................       $   (505)       $    (99)
                                                                    ========        ========

      Included in accompanying balance sheets under the following captions:

                                                                                 JUNE 30,
                                                                             1996         1997
                                                                            -----        -----
Costs and estimated earnings in excess of
     billings on uncompleted contracts ..............................       $ 416        $ 363
Billings in excess of costs and estimated
     earnings on uncompleted contracts ..............................        (921)        (462)
                                                                            -----        -----
                                                                            $(505)       $ (99)
                                                                            =====        =====

                   Video Services Corporation and Subsidiaries

5. FIXED ASSETS

     Fixed assets, at cost, summarized by major categories, consist of the following:

                                              JUNE 30,
                                           1996       1997
                                        -------       -------

Machinery and equipment .........       $16,880       $17,709
Furniture and fixtures ..........           606           597
Leasehold improvements ..........         2,062         2,461
Transportation equipment ........           171           195
Land ............................             -         1,000
                                        -------       -------
                                         19,719        21,962
Less:  accumulated depreciation..        14,623        16,110
                                        -------       -------
                                        $ 5,096       $ 5,852
                                        =======       =======


6. INVENTORIES

     Inventories are summarized as follows:

                                                       JUNE 30,
                                                    1996       1997
                                                   -----       ----
System components and equipment, net of
     obsolescence allowance of $579 and $592..     $ 312       $688
                                                   =====       ====


7. PREPAID EXPENSES AND OTHER CURRENT ASSETS

     Prepaid expense and other current assets consist of the following:

                                                  JUNE 30,
                                               1996       1997
                                               ----       ----
Prepaid expenses .......................       $245       $113
Prepaid federal and state income taxes..          -        442
Other ..................................         96         19
                                               ----       ----
                                               $341       $574
                                               ====       ====

                   Video Services Corporation and Subsidiaries

8. OTHER ASSETS

     Other assets, net of amortization, consist of the following:

                                                              JUNE 30,
                                                         1996         1997
                                                        ------       ------

Goodwill.........................................       $  463       $  449
Investments .....................................          205          205
Cash value of officers' life insurance (net of
     borrowings of $123 and $132) ...............        1,126        1,336
Transaction costs (see Note 19) .................            -        1,358
Other ...........................................           92           80
                                                        ------       ------
                                                        $1,886       $3,428
                                                        ======       ======

     Included in other assets are 212,096 unregistered shares of IPL with a cost basis of $205. Additionally, the Company granted options on 65,000 of these shares to certain directors of IPL.

     As of June 30, 1996 and 1997, registered tradable shares of IPL had a fair market value of $3.88 and $3.13 per share, respectively. See Note 19.

9. OTHER CURRENT LIABILITIES

     Other current liabilities consist of the following:

                                                          JUNE 30,
                                                     1996         1997
                                                    ------       ------

Wages payable ...............................       $  511       $  553
Customer deposits ...........................            5          728
Sales and payroll taxes payable .............          553          221
Reserves for loss on disposal - Diversified
Products segment ............................            -          151
Other .......................................          201          136
                                                    ------       ------
                                                    $1,270       $1,789
                                                    ======       ======

                   Video Services Corporation and Subsidiaries

10. LONG-TERM DEBT

                                                            JUNE 30,
                                                        1996         1997
                                                       ------       ------
Notes payable to equipment manufacturer, bearing
  interest at 8.65% - 12.25%, collateralized by
  fixed assets with a net book value of $499
  and $286. See Note 20...........................     $  604       $  374
Notes payable to credit institutions, bearing
  interest at 10.0%-13.0%, collateralized by
  fixed assets with a net book value of $4,597
  and $4,566. See Note 20.........................      2,784        2,655
Mortgage payable to credit institution bearing
  interest at prime (8.50% at June 30, 1997) plus
  1%, collateralized by fixed assets with a net
  book value at $1,000............................          -          517
Capital lease obligations bearing interest at
  11.3%-16.4%.....................................        114           72
                                                       ------       ------
                                                        3,502        3,618
Less:  Current maturities.........................      1,362          149
                                                       ------       ------
                                                       $2,140       $3,469
                                                       ======       ======

      In connection with the merger between the Company and IPL (see Note 19), the Company refinanced all of its debt, excluding its capital lease obligations and mortgage payable (see Note 20). The Company's current debt obligations are approximately $3.9 million after giving effect to the merger, refinancing and contribution of two real estate partnerships owned by the principal stockholders of the Company (see Note 19), which is less than IPL's pre-refinancing current portion of long term-debt of approximately $4.2 million. Consequently, all of the Company's debt, excluding current capital lease obligations and mortgage payable, has been classified as long-term.

     The Company has a short-term line of credit of $1,500 and $2,100 at June 30, 1996 and 1997, respectively, under which $956 and $1,861 was outstanding at June 30, 1996 and 1997, respectively. The line of credit is collateralized by accounts receivable and certain machinery and equipment and bears interest at prime (8.25% and 8.50% at June 30, 1996 and 1997, respectively) plus 1.75%. The Company's weighted average interest rates were 10.36% and 10.58% during 1996 and 1997, respectively.

     The following is a schedule of principal payments based upon the debt refinanced (Note 20), exclusive of capital lease obligations.

1998.....................................   $    100
1999.....................................        100
2000.....................................        100
2001.....................................        100
2002 and thereafter......................      5,007
                                              ------
                                              $5,407
                                              ======

                   Video Services Corporation and Subsidiaries

      Interest payments totaled $466, $522 and $517 for the years ended June 30, 1995, 1996 and 1997, respectively.

      The Company leases certain machinery and equipment from unaffiliated entities. Future minimum lease payments under capital leases as of June 30, 1997 are:

Fiscal Year                                                               Amount
-----------                                                               ------
1998 .................................................................       $59
1999 .................................................................        15
2000 .................................................................        11
2001 .................................................................        --
2002 .................................................................        --
                                                                             ---
Total minimum lease payments .........................................        85
Less: amount representing interest ...................................        13
                                                                             ---
Present value of minimum lease payments ..............................       $72
                                                                             ===

         Leased property under capital leases is classified in fixed assets as follows:

                                                            JUNE 30
                                                       1996        1997
                                                   --------------------------
Machinery and equipment............................      $170        $170
Less: accumulated amortization.....................        79         118
                                                   -------------------------
                                                        $  91       $  52
                                                   =========================

11. RELATED PARTIES

         At June 30, 1996 and 1997, the Company had accounts receivable of $1,655 and $1,233, respectively, from two real estate partnerships (MAL Partners and L.I.M.A. Partners) that are owned by the principal stockholders of the Company. The Company also had accounts receivable and (payable) of $84 and $(41), respectively from (to) other affiliated entities. The affiliate balances principally arose from working capital loans made by the Company. The Company rents space from entities (including MAL and L.I.M.A. Partners - See Note 19) whose principals own a majority interest in the Company, including affiliates to whom the Company has made working capital loans. Total payments in connection with leases with related parties approximated $1,146, $1,177 and $1,067 for 1995, 1996 and 1997, respectively.

         In August 1996, the Company acquired undeveloped real estate from L.I.M.A. Partners for $1,000 and entered into a six year mortgage with a financial institution for $600. The annual principal payments are $100 and bear interest at prime plus 1%. The transaction, which represented a transfer between entities under common control, was recorded at the lower of historical cost or fair value.

                   Video Services Corporation and Subsidiaries

11. RELATED PARTIES (CONTINUED)

         At June 30, 1996 and 1997, the Company had amounts receivable from officers of $326 and $211, respectively.

12. BUSINESS SEGMENT INFORMATION

         The Company's continuing operations have been classified into two business segments: Systems and Products and Transmission Services. The Systems and Products segment includes the production of turnkey video systems for the broadcast and cable television industries, as well as video equipment rental. The Transmission Services segment includes satellite and fiber optic video transmission, including video switching with connections to broadcast television networks, cable television operators and local television stations. The Diversified Products segment is shown as discontinued operations (see Note 16).

         The Company operates primarily in the United States; foreign operations are not significant. Intersegment sales are accounted for at cost.

         The Company does not allocate income and expenses that are of a general corporate nature to industry segments in computing operating income. These include general corporate expenses, interest income and expense, and certain other income and expenses not directly attributable to a specific segment. Identifiable assets by segment include assets directly identifiable with those operations. Other assets primarily consist of corporate cash and cash equivalents and fixed assets associated with nonsegment activities.

         Summarized financial information by business segment for 1995, 1996 and 1997 is as follows:

                                                                 1995            1996            1997
                                                               --------        --------        --------
Net revenues from unaffiliated customers:
Systems and Products ...................................       $ 11,660        $ 20,499        $ 17,631
Transmission Services ..................................          7,779           9,241           9,979
                                                               --------        --------        --------
Net revenues ...........................................       $ 19,439        $ 29,740        $ 27,610
                                                               ========        ========        ========

Intersegment revenues:
Systems and Products ...................................       $  1,295        $    795        $    290
Transmission Services ..................................            913             792             705
                                                               --------        --------        --------
Total intersegment revenues ............................       $  2,208        $  1,587        $    995
                                                               ========        ========        ========

Operating income:
Systems and Products ...................................       $  1,266        $  2,881        $  2,341
Transmission Services ..................................          1,168           1,794           2,239
Corporate expenses .....................................         (1,944)         (2,288)         (2,830)
                                                               --------        --------        --------
Operating income from continuing operations ............            490           2,387           1,750
                                                               --------        --------        --------

Interest expense, net ..................................           (465)           (485)           (517)
Other income ...........................................            198              97             592
                                                               --------        --------        --------
Income before income taxes and discontinued operations..       $    223        $  1,999        $  1,825
                                                               ========        ========        ========

                   Video Services Corporation and Subsidiaries

12. BUSINESS SEGMENT INFORMATION (CONTINUED)

                                                     1995          1996          1997
                                                    -------       -------       -------
Identifiable assets at June 30:
Systems and Products ........................       $ 2,981       $ 6,025       $ 6,650
Transmission Services .......................         5,465         5,255         5,447
Discontinued operations .....................         2,904         1,542           634
Corporate ...................................         4,655         4,850         8,070
                                                    -------       -------       -------
Total assets ................................       $16,005       $17,672       $20,801
                                                    =======       =======       =======

Additions to fixed assets:
Systems and Products ........................       $    --       $ 1,231       $   461
Transmission Services .......................         1,189         1,117           953
Discontinued operations .....................           102           557           418
Corporate ...................................           186            65         1,221
                                                    -------       -------       -------
Net capital expenditures ....................       $ 1,477       $ 2,970       $ 3,053
                                                    =======       =======       =======

Depreciation:
Systems and Products ........................       $   510       $   632       $   740
Transmission Services .......................           908           900           981
Corporate ...................................            99            76            86
                                                    -------       -------       -------
Total depreciation from continuing operations       $ 1,517       $ 1,608       $ 1,807
                                                    =======       =======       =======

13. INCOME TAXES

         The provision for federal and state income taxes (exclusive of tax benefit from discontinued operations) consists of the following:

                                                          JUNE 30,
                                               1995         1996         1997
                                              -----        -----        -----
Federal:
   Current ............................       $  --        $  21        $ 556
   Deferred ...........................         127          633           55
   Adjustments to valuation allowance..        (127)          --           --
State:
   Current ............................          --          104          202
   Deferred ...........................         230          124           (4)
   Adjustments to valuation allowance..        (230)         (95)        (622)
                                              -----        -----        -----
                                              $  --        $ 787        $ 187
                                              =====        =====        =====

                   Video Services Corporation and Subsidiaries

13. INCOME TAXES (CONTINUED)

         The reconciliation between the statutory tax rates and those reflected in the Company's income tax provision for continuing operations is as follows:

                                                                     JUNE 30,
                                                       1995           1996           1997
                                                      ------         ------         ------
Statutory tax rate ............................         34.0%          34.0%          34.0%
Change in valuation allowance .................       (125.1)          (3.2)         (34.0)
Stock options granted by shareholders .........           --             --            1.6
Officers' life insurance ......................          7.6             --             --
Non-deductible travel and entertainment .......         15.7             --            1.0
State and local taxes, net of federal benefit..         66.8            7.4            7.0
Other .........................................            1            1.2             .6
                                                      ------         ------         ------
                                                           0%          39.4%          10.2%
                                                      ======         ======         ======

         The components of deferred federal and state income tax assets and liabilities are as follows:

                                                  JUNE 30,
                                            1996           1997
                                           -------        -------
Receivable allowance ...............       $   314        $   309
Inventory reserves .................           253            262
Other ..............................            27            103
                                           -------        -------
                                               594            674
Federal and state net operating loss
carryforwards ......................         1,668          1,808
Valuation allowance ................        (1,668)        (1,186)
Accelerated depreciation ...........          (978)          (830)
                                           -------        -------
Deferred tax (liability) asset .....       $  (384)       $   466
                                           =======        =======

         Included within deferred and other taxes payable are accrued income tax liabilities of $1,497 and $1,187 as of June 30, 1996 and 1997, respectively.

         The valuation allowance decreased by approximately $95 in 1996 as a result of the utilization and planned realization of state net operating loss carryforwards. The Federal net operating loss valuation allowance decreased by approximately $622 in 1997 as a result of revised estimates of future taxable income principally as a result of discontinuing the Company's Diversified Products segment. A valuation allowance of $337 remains as of June 30, 1997 for Federal net operating losses which remain with the Diversified Products segment. The valuation allowance for state net operating losses increased by $140 as a result of additional losses incurred by certain subsidiaries included within the Diversified Products segment which the Company does not plan to utilize.

                   Video Services Corporation and Subsidiaries

13. INCOME TAXES (CONTINUED)

         As of June 30, 1997, the Company has potential tax benefits from net operating loss carryforwards for state income tax purposes of $849 expiring by 2011 and 2012, respectively. As of June 30, 1997 and 1996, the Company also has potential tax benefits from net operating loss carryforwards for Federal income tax purposes of approximately $959 of which approximately $834 and $125 expire in 2007 and 2010, respectively. The valuation allowance relates principally to state and Federal net operating loss carryforwards for certain subsidiaries which are being discontinued (see Note 16).

         The Company has made payments for Federal and state income taxes of $426, $500 and $1,300 for the years ended June 30, 1995, 1996 and 1997, respectively.

14. RETIREMENT PLANS

         The Company provides retirement benefits principally through a profit-sharing and deferred compensation plan which covers most employees. Matching contributions by the Company to the plan are based on participant contributions (which is limited to a fixed percentage of participant compensation). The Company may make additional contributions to the plan at its discretion.

         Plan expense, which represents the matching employer contributions, amounted to $41, $50 and $57 for the years ended June 30, 1995, 1996 and 1997.

15. STOCK-BASED COMPENSATION PLANS

         The Company has elected to follow Accounting Principles Board Opinion
(APB) No. 25 "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its employee stock options. Under APB No. 25, the Company does not recognize compensation expense since the exercise price of the stock options granted is equal to the market value of the Company's common stock at the date of grant. Statement of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation" (SFAS 123) requires the Company to disclose the pro forma impact on net income (loss) as if compensation expense associated with employee stock options had been calculated under the fair value method.

        On June 13, 1997, the principal stockholders of the Company entered into Stock Option Agreements (the "Stockholder Options") with various employees of the Company to purchase 87,128 shares of the Company's common stock from such stockholders. The Stockholder Options converted into options to purchase from such stockholders 235,000 shares of New Video Services Corporation common stock upon consummation of the merger between the Company and IPL (see Note 19). The Stockholder Options were fully vested at June 30, 1997, become exercisable on March 2, 1998 and expire on the fifth anniversary of the vesting date. The exercise prices of the Stockholder Options upon grant were in excess of the estimated fair market value of the Company's common stock.

                   Video Services Corporation and Subsidiaries

15. STOCK-BASED COMPENSATION PLANS (CONTINUED)

        The Black-Scholes option pricing model used the following assumptions to value the Stockholder Options: expected volatility of 0.4, dividend yield of 0%, five year expected life, and risk free interest rate of 5.52%.

         The following table shows the pro forma impact of Stockholder Options on the Company's net loss for the year ended June 30, 1997 in accordance with SFAS 123. This pro forma impact may not be representative of the effect on the future years because of the subjective assumptions used in the fair value estimate calculated under the Black-Scholes model and because new grants are generally made each year.

                                                                          AS                PRO
                                                                       REPORTED            FORMA
                                                                    ---------------------------------
Income from continuing operations                                        $1,638           $1,438
Loss from discontinued operations                                        (1,688)          (1,688)
Net loss                                                                    (50)            (250)

Income from continuing operations per share                                0.61             0.54
Loss from discontinued operations per share                               (0.63)           (0.63)
Net loss per share                                                        (0.02)           (0.09)

16. DISCONTINUED OPERATIONS

         On January 2, 1997, management, which has the authority to approve the action, committed the Company to a formal plan to discontinue the operations of its Diversified Products segment as a condition to the proposed merger with IPL (see Note 19). The Diversified Products segment principally provides professional and industrial videotape duplication and blank videotape distribution.

         Losses from operations of the Diversified Products segment amounted to $74 in 1995, $388 in 1996 and $776 in 1997, net of applicable income tax benefit of $0, $248 and $380, respectively.

         Revenues of the discontinued operations of the Diversified Products segment were $12,312 in 1995, $13,175 in 1996 and $11,404 in 1997.

                   Video Services Corporation and Subsidiaries

16. DISCONTINUED OPERATIONS (CONTINUED)

         Net assets of the discontinued operations of the Diversified Products segment consisted of the following:

                                                              JUNE 30,
                                                        1996           1997
                                                      -------        -------
Accounts receivable, net ......................       $ 1,953        $ 1,661
Inventories ...................................           490            470
Prepaid expenses and other current assets .....            44             15
Fixed assets, net .............................           645            195
Other assets ..................................           120            121
Accounts payable and accrued expenses .........        (1,305)        (1,601)
Other current liabilities .....................          (405)          (227)
Investment in company .........................            --            422
Allowance for losses in investment in company..            --           (422)
                                                      -------        -------
                                                      $ 1,542        $   634
                                                      =======        =======

Included in 1997 other current liabilities is a reserve of $151 for future net operating losses incurred prior to disposal of the Diversified Products segment.

In February 1997, Video Dub, Inc. (part of the Company's discontinued Diversified Products segment mentioned above) contributed the assets ($592) and liabilities ($170) of its New York City facility to a new company in exchange for a 30% equity interest ($422) in the new entity. Video Dub, Inc. is included in the net assets of the Company to be disposed and was spun-off to its shareholders prior to the consummation of the merger between the Company and IPL. See Note 19.

17. OTHER INCOME

Included in 1997 other income is $500 pertaining to the payment of a note receivable for which the Company had established a full valuation allowance. The note receivable was partial consideration for the sale of a radio station in fiscal 1993.

                   Video Services Corporation and Subsidiaries

18. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

         The Company leases certain property and equipment under leases accounted for as operating leases. Certain of such leases include escalation clauses. At June 30, 1997, future minimum rental payments under noncancelable leases were as follows:

                                                                 Affiliated       Unaffiliated         Total
                                                              ------------------------------------------------------
                 1998.........................................       $610             $194              $804
                 1999.........................................        610              194               804
                 2000.........................................        610              133               743
                 2001.........................................        385               47               432
                 2002.........................................          -               16                16

         Aggregate rental expense from continuing operations amounted to $1,391, $1,286 and $1,203 for the years ended June 30, 1995, 1996 and 1997. Affiliated rental expense from continuing operations amounted to $1,146, $1,177 and $1,067 for the years ended June 30, 1995, 1996 and 1997.

19. MERGER AND ACQUISITION

         On August 27, 1997, the Company merged with and into IPL with IPL as the surviving corporation for legal purposes. At the effective time of the merger, IPL changed its name to Video Services Corporation (herein referred to as "New Video Services Corporation"). The merger was accounted for as a reverse acquisition whereby the pre-merger financial statements of the Company became the historical financial statements of the successor. The acquired assets and liabilities of IPL will be recorded at their respective fair market values at the date of the merger. An aggregate of 7,011,349 shares of New Video Services Corporation common stock were issued to the Company's stockholders in the merger (plus an additional 212,096 shares of New Video Services Corporation common stock which were issued to replace an equal number of shares of IPL common stock owned by the Company which were canceled upon the merger). Such shares in the aggregate represented approximately 54.6% of the outstanding shares of New Video Services Corporation common stock immediately after the merger. In connection with the merger, IPL's chief executive officer and chief financial officer were replaced by the corresponding executives of the Company.

                   Video Services Corporation and Subsidiaries

19. MERGER AND ACQUISITION (CONTINUED)

         The following presents the unaudited combined pro forma results of operations for the year ended June 30, 1997, as if the merger had occurred as of July 1, 1996 (beginning of the Company's fiscal year). The unaudited combined pro forma results of operations are not necessarily indicative of the results of operations that would have occurred had IPL and the Company actually combined during the periods presented or of future results of operations of the combined operations.

        (In thousands, except per share amounts)
                                                     1997
                                                   --------
Revenues .....................................     $ 79,390
Income from continuing operations ............        1,366
Income from continuing operations per share...         0.10
Net (loss) ...................................         (322)
Net (loss) per share .........................           --

         The pro forma income from continuing operations and net loss per share are based on the weighted average number of shares outstanding after the merger of 13,238. Included in the net loss is approximately $1,688 of loss from discontinued operations relating to certain subsidiaries of the Company which have been discontinued in connection with the merger (see Note 16).

         In connection with, and as a condition to, the merger, immediately prior to the merger, the Diversified Products segment was spun-off to the Company's stockholders in a non-cash dividend and the net assets of MAL Partners and L.I.M.A. Partners, two real estate partnerships owned by the principal stockholders of the Company, were incorporated and, in connection therewith, contributed to the Company in the form of a capital contribution.

20. SUBSEQUENT EVENT

         In connection with the merger between the Company and IPL (see Note
19), New Video Services Corporation refinanced IPL's and the Company's outstanding long-term indebtedness (excluding capital lease obligations, Video's mortgage payable, IPL's subordinated debt and IPL's note payable to Cognitive Communications, LLC), including lines of credit, with a $33 million term loan and a $17 million revolving line of credit. The facility bears interests at: (i) the lender's prime rate less 1% or (ii) LIBOR plus a number of basis points based upon New Video Services Corporation's leverage ratio (funded debt divided by EBITDA), which is initially LIBOR plus 1.75% (New Video Services Corporation has the option to choose the applicable interest rate). Principal payments of $1 million per quarter in respect of the term loan portion of the facility are due beginning December 31, 1997. Such quarterly principal payments increase to $1.25 million per quarter on December 31, 1998, increase to $1.75 million per quarter on December 31, 1999 and then further increase to $2.0 million per quarter on September 30, 2001 with a balloon payment of $3.75 million in respect of the term loan portion of the facility due on September 30, 2002. The facility is secured by all of the assets of New Video Services

                   Video Services Corporation and Subsidiaries

20. SUBSEQUENT EVENT (CONTINUED)

Corporation and its subsidiaries (after giving effect to the merger). The facility contains covenants which require New Video Services Corporation to maintain certain financial ratios, prohibit cash dividends and similar payments and restrict the incurrence of other indebtedness. The facility is guaranteed by all of New Video Services Corporation's subsidiaries (after giving effect to the merger). New Video Services Corporation's current debt obligations are approximately $3.9 million after giving effect to the refinancing and contribution of MAL and L.I.M.A. Partners (see Note 19). No significant gain or loss resulted from the refinancing.

          The proceeds of the new facility were used as follows: approximately $23.4 million to refinance IPL's outstanding long-term indebtedness, approximately $3.6 million to refinance the Company's outstanding long-term indebtedness and approximately $1.8 million to refinance the Company's outstanding short-term line of credit. Approximately $3.5 million will be used to pay the fees and expenses incurred in connection with the merger. The remainder of the facility (approximately $17.7 million) will be used for future working capital requirements and general corporate purposes.

          Also in connection with the merger, IPL's long term incentive plan was replaced by New Video Services Corporation's 1997 Long Term Incentive Plan (the "1997 Plan"). The plans are similar in their terms except that under the 1997 Plan, the aggregate number of shares of common stock issuable has been increased to 735,000, stock options (other than incentive stock options) may be issued under the 1997 Plan below the fair market value of the underlying common stock on the date of grant and awards may be granted under the 1997 Plan to consultants and independent contractors performing services for New Video Services Corporation. Certain other revisions were made in the 1997 Plan as a result of recent changes in federal securities laws relating to equity compensation plans, and to conform the 1997 Plan to the requirements of Internal Revenue Code Section 162(m). The merger was deemed a Change in Control under IPL's former plan, and, as a result of the merger, all stock options outstanding at the time of the merger became vested and immediately exercisable.

                                Index To Exhibits

Exhibit No.
-----------

23.1        Consent of Ernst & Young LLP.